Issuer Free Writing Prospectus
Dated November 17, 2011
Filed pursuant to Rule 433
Registration No. 333-165756
L-3 COMMUNICATIONS CORPORATION
Final Term Sheet
$500,000,000 3.95% Senior Notes due 2016

Issuer:	L-3 Communications Corporation

Security Type:	Senior Unsecured Notes

Principal Amount:	$500,000,000

Ratings (Moody’s/ S&P / Fitch):*	Baa3/ BBB-/ BBB-

Maturity Date:	November 15, 2016

Trade Date:	November 17, 2011

Settlement Date:	November 22, 2011; T+3

Interest Payment Dates:	May 15 and November 15, commencing on May 15, 2012

Interest Rate:	3.95%

Yield to Maturity:	4.113%

Spread to Benchmark Treasury:	T+325 bps

Benchmark Treasury:	1.000% due October 31, 2016

Benchmark Treasury Price and Yield:	100−211/4 / 0.863%

Price to Public	99.273%

Optional Redemption:	Make-whole redemption at T+50 bps at any time prior to maturity.

CUSIP / ISIN:	502413 BB2 / US502413BB28

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Scotia Capital (USA) Inc
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

Joint Lead Managers:	Mitsubishi UFJ Securities (USA), Inc.
Calyon Securities (USA) Inc.

Co-Managers:	ANZ Securities, Inc.
BNY Mellon Capital Markets, LLC
Comerica Securities Inc.
HSBC Securities (USA) Inc.
SMBC Nikko Capital Markets Limited
U.S. Bancorp Investments Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the active joint book-running managers can arrange to send you the prospectus if you request it by (i) Merrill Lynch, Pierce Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com; (ii) Barclays Capital Inc. at 1-888-603-5847; or (iii) Deutsche Bank Securities Inc. at 1-800-503-4611.